RESIGNATION AND GENERAL RELEASE

THIS RESIGNATION AND GENERAL RELEASE, dated as of April 28, 2022 is regarding CARO HOLDINGS INC., a Nevada corporation ("Pubco") and each of its subsidiaries (collectively, the "Companies").

Reference is hereby made to that certain Securities Purchase Agreements, dated as of the date hereof, by and between Christopher McEachnie (the "Buyer") and Rozh Caroro, the control shareholder of PubCo (the "Seller"), pursuant to which, among other things, the Seller would sell, and Buyer would purchase, all of such Seller's shares of common stock, par value $0.001 per share, of PubCo (the "Transaction").

Each of the undersigned hereby resigns, effective as of and subject to the consummation of the closing of the Transaction (the "Effective Time"), from all positions, if any, as an officer or as a member (or comparable positions) of the board of directors of PubCo and the Companies, including any committee thereof.

For good and valuable consideration, the receipt and sufficiency of which are acknowledged by the undersigned, the undersigned hereby releases and discharges, and agrees to indemnify to the fullest extent of the law, Pubco and the Companies and their respective affiliates and each of the present and former stockholders, directors, officers, employees, attorneys, consultants and agents of Pubco and the Companies and any of their respective successors and assigns (each a "Released Party") of and from any and all commitments, indebtedness, suits, demands, obligations and liabilities of every kind and nature, including claims and causes of action both in law and in equity, that the undersigned and/or his heirs, executors, administrators, successors or assigns ever had, now has or, to the extent arising from or in connection with any action, omission or state of facts taken or existing on or prior to the Effective Time, or may have, after the Effective Time, against any Released Party, whether asserted, unasserted, absolute, contingent, known or unknown, including without limitation, commitments, obligations, liabilities and claims arising under or pursuant to: (1) the certificate of incorporation and by-laws or similar organizational documents, as amended through the date hereof, of Pubco and of its predecessors; (2) statutes entitling stockholders to preemptive or other similar rights; (3) any matters arising out of or relating to the Transaction (except as set forth below), including rights of contribution, indemnity, subrogation or similar rights; and (4) any contracts, agreements or understandings, to which any Released Party are parties; and (5) **ANY NEGLIGENCE OF ANY RELEASED PARTY PRIOR TO THE EFFECTIVE TIME**; provided, however, that the undersigned does not release the Companies from commitments, obligations, liabilities and claims arising under or pursuant to agreements entered into after the date hereof.

By signing this Resignation and General Release, the undersigned represents that she is entering into this release in all capacities, including, without limitation in his or her capacities as officer, director and stockholder of Pubco, and that she has full power, authority and competence to execute and deliver this Resignation and General Release, that each of the statements herein are true and correct, that the undersigned requires no further information to evaluate the advisability of the transactions contemplated hereby and that she believes that Transaction is in the best interests of the undersigned. The undersigned hereby acknowledges that each of the Released Parties

shall be entitled to rely on the representations made herein as fully as if such representations were made to them directly.

The undersigned hereby represents to the Released Parties that: (i) she has not assigned any claim or possible claim against any Released Party and (ii) she has consulted with counsel or has been afforded the opportunity to consult with counsel with respect to the execution and delivery of this general release and has been fully apprised of the consequences hereof.

In case any of the provisions contained in this Resignation and General Release shall for any reason be held to be invalid, illegal or unenforceable in any respect, any such invalidity, illegality or unenforceability shall not affect any other provision of this Resignation and General Release, but this Resignation and General Release shall be construed as if such invalid, illegal or unenforceable provision has been limited or modified (consistent with its general intent) to the extent necessary to make it valid, legal and enforceable, or if it shall not be possible to so limit or modify such invalid, illegal or unenforceable provision or part of a provision, this Resignation and General Release shall be construed as if such invalid, illegal or unenforceable provision or part of a provision had never been contained in this Resignation and General Release. Notwithstanding the foregoing, however, the undersigned acknowledges and agrees that the provisions hereof are reasonable in context and scope, are a material condition to the willingness of Pubco and the Companies to enter into and effect the Transaction and are intended to be and shall be enforced to the full extent set forth herein. This Resignation and General Release shall be governed by and construed in accordance with the laws of the State of Nevada.

EXECUTED as of April 28, 2022

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Name: Rozh Caroro